VANGUARD ADMIRAL FUNDS
VANGUARD TREASURY FUND

AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of this 28th day of July, 2009, by and between Vanguard Admiral Funds (the “Admiral Trust”), a Delaware statutory trust with its principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, on behalf of its Vanguard Admiral Treasury Money Market Fund (the “Acquiring Fund”) and Vanguard Treasury Fund (the “Treasury Trust”), a Delaware statutory trust with its principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, on behalf of its Vanguard Treasury Money Market Fund (the “Acquired Fund”).

     This Agreement is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”). The reorganization (the “Reorganization”) will consist of (i) the transfer of all or substantially all of the assets of the Acquired Fund to the Acquiring Fund, in exchange solely for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund; and (ii) the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement.

     WHEREAS, both the Admiral Trust and the Treasury Trust are open-end, registered investment companies of the management type and the Acquired Fund owns securities which are assets of the character in which the Acquiring Fund is permitted to invest;

     WHEREAS, the Board of Trustees of the Treasury Trust has determined that the exchange of all or substantially all of the assets of the Acquired Fund for Acquiring Fund Shares is in the best interest of the Acquired Fund and its shareholders and that the interest of the existing shareholders of the Acquired Fund would not be diluted as a result of this transaction;

     WHEREAS, the Board of Trustees of the Admiral Trust has determined that the exchange of all or substantially all of the assets of the Acquired Fund for Acquiring Fund Shares and the assumption of the liabilities of the Acquired Fund by the Acquiring Fund is in the best interest of the Acquiring Fund and its shareholders and that the interest of the existing shareholders of the Acquiring Fund would not be diluted as a result of this transaction; and

     WHEREAS, the purpose of the Reorganization is to combine the assets of the Acquiring Fund with those of the Acquired Fund.

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. TRANSFER OF ASSETS OF THE ACQUIRED FUND TO THE ACQUIRING FUND IN EXCHANGE FOR THE ACQUIRING FUND SHARES AND THE ASSUMPTION OF THE ACQUIRED FUND’S LIABILITIES AND THE LIQUIDATION OF THE ACQUIRED FUND

1.1. Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Acquired Fund agrees to transfer all of its assets as set forth in paragraph 1.2 to the Acquiring Fund and the Acquiring Fund agrees in exchange therefore (i) to deliver to the Acquired Fund the number of Acquiring Fund Shares of its Investor Class (the “Acquiring Fund Class”), including fractional Acquiring Fund Shares (rounded to the third decimal place), determined by dividing the value of the Acquired Fund’s net assets computed in the manner and as of the time and date set forth in paragraph 2.1 by the net asset value of one Acquiring Fund Share computed in the manner and as of the time and date set forth in paragraph 2.2; and (ii) to assume the liabilities of the Acquired Fund, as set forth in paragraph 1.3. Such transactions shall take place at the closing provided for in paragraph 3.1 (the “Closing”).

1.2. The assets of the Acquired Fund to be acquired by the Acquiring Fund shall consist of all property, including without limitation, all cash, securities, commodities and futures interests, accrued amortization and accretion, receivables (including interest and dividend receivables), claims and rights of action, rights to register shares under applicable securities laws, which are owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund on the closing date provided in paragraph 3.1 (the “Closing Date”).

1.3. The Acquired Fund will endeavor to discharge all of its known liabilities and obligations prior to the Closing Date. The Acquiring Fund shall assume all liabilities, expenses, costs, charges and reserves (expected to include expenses incurred in the ordinary course of the Acquired Fund’s operations, such as accounts payable relating to custodian and transfer agency fees, legal and audit fees, and expenses of state securities registration of the Acquired Fund’s shares) of the Acquired Fund.

1.4. The Acquiring Fund and the Acquired Fund will jointly file any instrument as may be required by the State of Delaware to effect the transfer of assets from the Acquired Fund to the Acquiring Fund as provided for in paragraph 1.1.

1.5. Immediately after the transfer of assets from the Acquired Fund to the Acquiring Fund and the issuance of the Acquiring Fund Shares to the Acquired Fund by the Acquiring Fund, in each case as provided for in paragraph 1.1, the Acquired Fund will distribute pro rata to the Acquired Fund’s shareholders of record, determined as of immediately after the close of business on the Closing Date (the “Acquired Fund Shareholders”), the Acquiring Fund Shares of the Acquiring Fund Class received by the Acquired Fund pursuant to paragraph 1.1 and will completely liquidate. Such distribution and liquidation will be accomplished by the transfer of the Acquiring Fund Shares of the Acquiring Fund Class then credited to the account of the

Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders. The aggregate net asset value of Acquiring Fund Shares to be so credited to Acquired Fund Shareholders shall be equal to the aggregate net asset value of the Acquired Fund shares owned by such shareholders as of immediately after the close of business on the Closing Date (and after the declaration and payment of any dividends). The outstanding shares of the Acquired Fund will simultaneously be canceled on the books of the Acquired Fund, although share certificates representing interests in the Acquired Fund will represent a number of Acquiring Fund Shares after the Closing Date as determined in accordance with paragraph 2.3. The Acquiring Fund will not issue certificates representing the Acquiring Fund Shares in connection with such exchange.

1.6. Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund. Shares of the Acquiring Fund will be issued in the manner described in the Acquiring Fund’s then-current prospectus and statement of additional information.

1.7. Any reporting responsibility of the Acquired Fund including (but not limited to) the responsibility for any periods ending on or before the Closing Date for filing of regulatory reports, tax returns, or other documents with the Securities and Exchange Commission (the “Commission”), any state securities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund.

1.8. Immediately after the Closing Date, the share transfer books relating to the Acquired Fund shall be closed and no transfer of shares shall thereafter be made on such books. All books and records relating to the Acquired Fund, including all books and records required to be maintained under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder transferred to the Acquiring Fund, shall be made available to the Acquiring Fund from and after the Closing Date at the Acquiring Fund’s cost of producing such books and records until at least the date through which such books and records must be maintained under applicable law.

2. VALUATION

2.1. The value of the Acquired Fund’s assets to be acquired by the Acquiring Fund hereunder shall be the value of such assets computed as of the close of regular trading on the New York Stock Exchange (and after the declaration and payment of any dividends) on the August 10, 2009 (such time and date being hereinafter called the “Valuation Date”), using the valuation procedures set forth in the Treasury Trust’s Declaration of Trust and then-current prospectus or statement of additional information for the Acquired Fund.

2.2. The net asset value of an Acquiring Fund Share shall be the net asset value per share computed as of immediately after the close of regular trading on the New York Stock Exchange on the Valuation Date, using the valuation procedures set forth in the Admiral Trust’s Declaration of Trust and then-current prospectus or statement of additional information for the Acquiring Fund.

2.3. The number of the Acquiring Fund Shares to be issued (including fractional shares, if any) in exchange for the Acquired Fund’s assets shall be determined by dividing the value of the net assets of the Acquired Fund determined using the same valuation procedures referred to in paragraph 2.1 by the net asset value of an Acquiring Fund Share determined in accordance with paragraph 2.2.

2.4. All computations of value with respect to the Acquired Fund and the Acquiring Fund shall be made by The Vanguard Group, Inc. (“VGI”).

3. CLOSING AND CLOSING DATE

3.1. The Closing Date shall be August 11, 2009, or such other date as the parties may agree in writing. All acts taking place at the Closing shall be deemed to take place simultaneously as of the open of business on the Closing Date unless otherwise agreed to by the parties. The open of business on the Closing Date shall be as of 9:00 a.m. Eastern time. The Closing shall be held at the offices of the Admiral Trust, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, or at such other place and time as the parties shall mutually agree.

3.2. In the event that on the Valuation Date (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund (each, an “Exchange”) shall be closed to trading or trading thereupon shall be restricted, or (b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the judgment of the Treasury Trust’s or Admiral Trust’s officers, accurate appraisal of the net assets of the Acquiring Fund or the Acquired Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

3.3. The Admiral Trust shall direct the Custodian for the Acquired Fund (“Custodian”) to deliver, at the Closing, a certificate of an authorized officer stating that (a) the assets shall have been delivered in proper form to the Acquiring Fund within two business days prior to or on the Closing Date, and (b) all necessary taxes in connection with the delivery of the assets, including all applicable Federal and state stock transfer stamps, if any, have been paid or provision for payment has been made. The Acquired Fund’s portfolio securities represented by a certificate or other written instrument shall be transferred and delivered by the Acquired Fund as of the Closing Date for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. The Acquired Fund shall direct the Custodian to deliver portfolio securities and instruments deposited with a securities depository, as defined in Rule 17f-4 under the Investment Company Act of 1940, as amended (the “1940 Act”), as of the Closing

Date by book entry in accordance with the customary practices of such depositories and the custodian for the Acquiring Fund.

3.4. The Treasury Trust shall deliver to the Admiral Trust at the Closing a list of the names and addresses of each shareholder of the Acquired Fund and the number of outstanding Investor Class Acquired Fund shares owned by each shareholder, all as of the Closing Date, certified by Treasury Trust’s Secretary or Assistant Secretary.

The Admiral Trust shall cause VGI to deliver at the Closing a certificate as to the opening of accounts in the shareholders' names on the Acquiring Fund’s share transfer books. The Admiral Trust shall issue and deliver a confirmation to the Treasury Trust evidencing the Acquiring Fund Shares to be credited to the Acquired Fund on the Closing Date or provide evidence satisfactory to the Treasury Trust that such shares have been credited to the Acquired Fund’s account on such books. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, stock certificates, receipts, or other documents as the other party or its counsel may reasonably request.

3.5. The Treasury Trust and the Admiral Trust shall each deliver to the other at the Closing a certificate executed in its name by an authorized officer and in form and substance satisfactory to the recipient and dated the Closing Date to the effect that the representations and warranties it made in this Agreement are true and correct as of the Closing Date except that they may be affected by the transactions contemplated by this Agreement.

3.6. If the Acquired Fund is unable to make delivery pursuant to paragraph 3.3. hereof to the account of the Acquiring Fund of any of the assets of the Acquired Fund because any such assets have not yet been delivered to it by the Acquired Fund’s broker, dealer or other counterparty, then, in lieu of such delivery, the Acquired Fund shall deliver, with respect to said assets, executed copies of an agreement of assignment executed on behalf of said broker, dealer or other counterparty, together with such other documents as may be required by the Acquiring Fund, including brokers’ confirmation slips.

4. REPRESENTATIONS AND WARRANTIES

4.1. The Treasury Trust on behalf of the Acquired Fund represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that for each taxable year of operation since inception (including the taxable year including the Closing Date) the Acquired Fund has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such and has computed its federal income tax in a manner consistent with that election. The Treasury Trust, on behalf of the Treasury Fund, represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that on or before the Closing Date, the Acquired Fund will have distributed to its shareholders an amount intended to equal all of its current and accumulated investment company taxable income and net realized capital gain, including any such income or gain accruing through the Closing Date.

4.2. The Treasury Trust on behalf of the Acquired Fund represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that the current prospectus and statement of additional information of the Acquired Fund and each prospectus and statement of additional information of the Acquired Fund used at all times prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

4.3. The Treasury Trust on behalf of the Acquired Fund represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that the financial statements of the Acquired Fund as of and for the year ended August 31, 2008, have been audited by PricewaterhouseCoopers, an independent registered public accounting firm. Such statements are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied, and such statements (copies of which are available to the Acquiring Fund) present fairly, in all material respects, the financial condition of the Acquired Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein. The Treasury Trust on behalf of the Acquired Fund further represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that the unaudited financial statements of the Acquired Fund as of and for the period ended February 28, 2009, are in accordance with GAAP consistently applied, and such statements (copies of which are available to the Acquiring Fund) present fairly, in all material respects, the financial condition of the Acquired Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquired Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.

4.4. The Treasury Trust on behalf of the Acquired Fund represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that since August 31, 2008, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Acquiring Fund. For the purposes of this paragraph 4.4, a decline in net asset value per share of Acquired Fund Shares due to declines in market values of securities held by the Acquired Fund, the discharge of the Acquired Fund’s liabilities, or the redemption of the

Acquired Fund’s shares by shareholders of the Acquired Fund shall not constitute a material adverse change.

4.5. The Treasury Trust on behalf of the Acquired Fund represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that since February 28, 2009 there has not been: (i) any change in the business, results of operations, assets or financial condition or the manner of conducting the business of the Acquired Fund other than changes in the ordinary course of its business; (ii) issued any option to purchase or other right to acquire shares of the Acquired Fund granted by or on behalf of the Acquired Fund to any person other than subscriptions to purchase shares at net asset value in accordance with the terms in the prospectus for the Acquired Fund; (iii) any indebtedness incurred, other than in the ordinary course of business, by or on behalf of the Acquired Fund for borrowed money or any commitment to borrow money by or on behalf of the Acquired Fund; (iv) any amendment of the Treasury Trust’s organizational documents in a manner materially affecting the Acquired Fund; and (v) any grant or imposition of any lien, claim, charge or encumbrance (other than encumbrances arising in the ordinary course of business with respect to covered options) upon any asset of the Acquired Fund other than a lien for taxes not yet due and payable.

4.6. The Treasury Trust represents and warrants to the Admiral Trust that on the Closing Date, all Federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquired Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and to the best of the Acquired Fund’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns.

4.7. The Treasury Trust on behalf of the Acquired Fund represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that there are no claims, actions, suits or legal, administrative or other proceedings pending, or to the knowledge of the Treasury Trust on behalf of the Acquired Fund, threatened against the Acquired Fund that could reasonably be expected to have a material adverse effect on the Acquired Fund. The Treasury Trust on behalf of the Acquired Fund further represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that the Acquired Fund is not charged with or, to the knowledge of the Treasury Trust, threatened with any violation, or investigation of any possible violation, of any provision of any federal, state or local law or regulation or administrative ruling relating to any aspect of its business that could reasonably be expected to have a material adverse effect on the Acquired Fund.

4.8. The Treasury Trust on behalf of the Acquired Fund represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that there are no material contracts outstanding to which the Treasury Trust on behalf of the Acquired Fund is a party that have not been disclosed in the current prospectus or statement of additional information of the Acquired Fund.

4.9. The Treasury Trust on behalf of the Acquired Fund represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that the execution of this Agreement by the Treasury Trust on behalf of the Acquired Fund and the consummation of the transactions contemplated hereby will not contravene or constitute a default or violation of (i) the Treasury Trust’s Declaration of Trust or by-laws, each as amended, supplemented and in effect as of the date hereof, (ii) any agreement or contract (or require the consent of any person under any agreement or contract that has not been obtained) to which the Treasury Trust on behalf of the Acquired Fund is a party or to which its assets or properties are subject, or (iii) any judgment, injunction, order or decree, or other instrument binding upon the Acquired Fund or any of its assets or properties, except where such contravention, default or violation would not have a material adverse effect on the Acquired Fund.

4.10. The Treasury Trust on behalf of the Acquired Fund represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that the Acquired Fund has good and marketable title to the assets to be delivered by the Acquired Fund to the Acquiring Fund as provided in paragraph 1.1, free and clear or all liens. The Treasury Trust on behalf of the Acquired Fund further represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that the Acquired Fund is the direct sole and exclusive owner of such assets and that at the Closing Date, upon consummation of the transactions contemplated hereby, the Acquiring Fund will have good and marketable title to such assets, free and clear of all liens other than liens for taxes not yet due and payable.

4.11. The Treasury Trust on behalf of the Acquired Fund represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that under the Treasury Trust’s Declaration of Trust, the Acquired Fund is authorized to issue an unlimited number of full and fractional shares of beneficial interest. The Treasury Trust on behalf of the Acquired Fund further represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that all issued and outstanding shares of the Acquired Fund are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

4.12. The Treasury Trust on behalf of the Acquired Fund represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that the books and records of the Acquired Fund made available to the Acquiring Fund and/or its counsel are substantially true and correct and contain no material misstatements or omissions with respect to the operations of the Acquired Fund.

4.13. The Treasury Trust on behalf of the Acquired Fund represents and warrants to the Admiral Trust on behalf of the Acquiring Fund Trust that: (a) the Treasury Trust has been duly formed and is validly existing and in good standing under the laws of the State of Delaware; (b) the Agreement has been duly authorized, executed and delivered by the Treasury Trust on behalf of the Acquired Fund and constitutes a valid and legally binding obligation of the Treasury Trust on behalf of the Acquiring Fund; and (c) the Agreement is enforceable against the Treasury Trust on behalf of the Acquired Fund in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.14. The Treasury Trust on behalf of the Acquired Fund represents and warrants to the Admiral Trust on behalf of the Acquiring Fund that for each taxable year of the Acquiring Fund’s operation since inception (including the taxable year including the Closing Date), the Acquiring Fund has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such, has computed its federal income taxes in a manner consistent with that election, and intends to so qualify and elect each taxable year following the Reorganization.

4.15. The Admiral Trust represents and warrants to the Treasury Trust that the current prospectus and statement of additional information of the Acquiring Fund and each prospectus and statement of additional information of the Acquiring Fund used at all times prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

4.16. The Admiral Trust represents and warrants to the Treasury Trust that the financial statements of the Acquiring Fund as of and for the year ended August 31, 2008, have been audited by PricewaterhouseCoopers, an independent registered public accounting firm. Such statements are in accordance with GAAP consistently applied, and such statements (copies of which are available to the Acquired Fund) present fairly, in all material respects, the financial condition of the Acquiring Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquiring Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein. The Admiral Trust on behalf of the Acquiring Fund further represents and warrants to the Treasury Trust on behalf of the Acquired Fund that the unaudited financial statements of the Acquiring Fund as of and for the period ended February 28, 2009, are in accordance with GAAP consistently applied, and such statements (copies of which are available to the Acquired Fund) present fairly, in all material respects, the financial condition of the Acquiring Fund as of such date in accordance with GAAP, and there are no known contingent liabilities of the Acquiring Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.

4.17. The Admiral Trust represents and warrants to the Trust on behalf of the Acquired Fund that since August 31, 2008, there has not been any material adverse change in the Acquiring Fund’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Acquired Fund. For purposes of this paragraph 4.10, a decline in net asset value per share of the Acquiring Fund’s shares due to declines in market values of securities held by the Acquiring Fund, the discharge of the Acquiring Fund’s liabilities, or the redemption of the Acquiring Fund’s shares by shareholders of the Acquiring Fund, shall not constitute a material adverse change

4.18. The Admiral Trust on behalf of the Acquiring Fund represents and warrants to the Treasury Trust on behalf of the Acquired Fund that since February 28, 2009 there has not been: (i) any change in the business, results of operations, assets or financial condition or the manner of conducting the business of the Acquiring Fund other than changes in the ordinary course of its business; (ii) issued any option to purchase or other right to acquire shares of the Acquiring Fund granted by or on behalf of the Acquiring Fund to any person other than subscriptions to purchase shares at net asset value in accordance with the terms in the prospectus for the Acquiring Fund; (iii) any indebtedness incurred, other than in the ordinary course of business, by or on behalf of the Acquiring Fund for borrowed money or any commitment to borrow money by or on behalf of the Acquiring Fund; (iv) any amendment of the Admiral Trust’s organizational documents in a manner materially affecting the Acquiring Fund; and (v) any grant or imposition of any lien, claim, charge or encumbrance (other than encumbrances arising in the ordinary course of business with respect to covered options) upon any asset of the Acquiring Fund other than a lien for taxes not yet due and payable.

4.19. The Admiral Trust represents and warrants to the Treasury Trust that on the Closing Date, all Federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquiring Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all Federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and to the best of the Acquiring Fund’s knowledge no such return is currently under audit and no assessment has been asserted with respect to such returns.

4.20. The Admiral Trust on behalf of the Acquiring Fund represents and warrants to the Treasury Trust on behalf of the Acquired Fund that there are no claims, actions, suits or legal, administrative or other proceedings pending, or to the knowledge of the Admiral Trust on behalf of the Acquiring Fund, threatened against the Acquiring Fund that could reasonably be expected to have a material adverse effect on the Acquiring Fund. The Admiral Trust on behalf of the Acquiring Fund further represents and warrants to the Treasury Trust on behalf of the Acquired Fund that the Acquiring Fund is not charged with or, to the knowledge of the Admiral Trust, threatened with any violation, or investigation of any possible violation, of any provision of any federal, state or local law or regulation or administrative ruling relating to any aspect of its business that could reasonably be expected to have a material adverse effect on the Acquiring Fund.

4.21. The Admiral Trust on behalf of the Acquiring Fund represents and warrants to the Treasury Trust on behalf of the Acquired Fund that there are no material contracts outstanding to which the Admiral Trust on behalf of the Acquiring Fund is a party that have not been disclosed in the current prospectus or statement of additional information of the Acquiring Fund.

4.22. The Admiral Trust on behalf of the Acquiring Fund represents and warrants to the Treasury Trust on behalf of the Acquired Fund that the execution of this Agreement by the Admiral Trust on behalf of the Acquiring Fund and the consummation of the transactions contemplated hereby will not contravene or constitute a default or violation of (i) the Admiral Trust’s Declaration of Trust or by-laws, each as amended, supplemented and in effect as of the date hereof, (ii) any agreement or contract (or require the consent of any person under any agreement or contract that has not been obtained) to which the Admiral Trust on behalf of the Acquiring Fund is a party or to which its assets or properties are subject, or (iii) any judgment, injunction, order or decree, or other instrument binding upon the Acquiring Fund or any of its assets or properties, except where such contravention, default or violation would not have a material adverse effect on the Acquiring Fund.

4.23. The Admiral Trust on behalf of the Acquiring Fund represents and warrants to the Treasury Trust on behalf of the Acquired Fund that under the Admiral Trust’s Declaration of Trust, the Acquiring Fund is authorized to issue an unlimited number of full and fractional shares of beneficial interest. The Admiral Trust on behalf of the Acquiring Fund further represents and warrants to the Treasury Trust on behalf of the Acquired Fund that all issued and outstanding shares of the Acquiring Fund are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

4.24. The Admiral Trust on behalf of the Acquiring Fund represents and warrants to the Treasury Trust on behalf of the Acquired Fund that under the Admiral Trust’s Declaration of Trust, the Admiral Trust is authorized to issue a sufficient number of full and fractional shares of beneficial interest of the Acquiring Fund to consummate the Reorganization and the Acquiring Fund Shares to be issued to the Acquired Fund and subsequently distributed by the Acquired Fund to its shareholders as provided in this Agreement have been duly and validly authorized and, when issued and delivered pursuant to this Agreement, will be legally and validly issued and will be fully paid and nonassesable and will have full voting rights, and no shareholder of the Acquiring Fund will have preemptive right of subscription or purchase is respect thereof. The Admiral Trust on behalf of the Acquiring Fund further represents and warrants to the Treasury Trust on behalf of the Acquired Fund that at or prior to the Closing Date, the Acquiring Fund Shares to be issued to the Acquired Fund on the Closing Date will be duly qualified for offering to the public in all states of the United States in which the sales of shares of the Acquiring Fund presently are qualified, and there are a sufficient number of such shares registered under the 1933 Act, the 1940 Act and with each pertinent state securities commission to permit the Reorganization to be consummated.

4.25. The Admiral Trust represents and warrants to the Treasury Trust that: (a) the Admiral Trust has been duly formed and is validly existing and in good standing under the laws of the State of Delaware; (b) the Agreement has been duly authorized, executed and delivered by the Admiral Trust on behalf of the Acquiring Fund and constitutes a valid and legally binding obligation of the Admiral Trust on Fund; and (c) the Agreement is enforceable against the Admiral Trust on behalf of the Acquiring Fund in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5. COVENANTS OF THE ACQUIRING FUND AND THE ACQUIRED FUND

5.1 The Acquiring Fund and the Acquired Fund will each operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distributions that may be advisable by the Acquiring Fund or the Acquired Fund, as the case may be.

5.2 Each of the Acquired Fund and the Acquiring Fund hereby agrees to furnish or cause its agents to furnish to the other party, at or prior to the Closing Date, for the purpose of determining the number of Acquiring Fund Shares to be issued by the Acquiring Fund to the Acquired Fund pursuant to this Agreement, an accurate, correct and complete unaudited statement of assets and liabilities with values determined in accordance with paragraph 2.1 hereof and an unaudited schedule of investments (including the respective dates and costs of acquisition thereof), each as of the Valuation Date.

5.3 The Acquired Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof other than in accordance with the terms of this Agreement.

5.4 The Acquired Fund will distribute to its shareholders on or before the Closing Date an amount intended to equal all of its current or accumulated investment company taxable income and realized net capital gain, including any such income or gain accruing through the Closing Date.

5.5 As soon as is reasonably practicable after the Closing, the Acquired Fund will make a liquidating distribution to its respective shareholders consisting of the Acquiring Fund Shares received at the Closing.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND AND

THE ACQUIRED FUND

If any of the conditions set forth below do not exist on or before the Closing Date with respect to the Acquired Fund or the Acquiring Fund, the other party to this Agreement shall, at its option, not be required to consummate the transactions contemplated by this Agreement:

6.1 The Board of Trustees of the Admiral Trust and the Treasury Trust shall have determined in good faith that (a) participating in the transaction is in the best interest of the Acquiring Fund and the Acquired Fund, respectively, and (b) the interests of existing shareholders of the Acquiring Fund and the Acquired Fund, respectively, will not be diluted as a result of its effecting the transaction.

6.2 On the Closing Date, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein;

6.3 All consents of other parties and all other consents, orders and permits of Federal, state and local regulatory authorities deemed necessary by the Acquiring Fund or the Acquired Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the Acquired Fund, provided that either party hereto may for itself waive any of such conditions;

6.4 The Acquiring Fund’s registration statement relating to the shares to be issued in connection with the transactions contemplated by this Agreement shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act; and

6.5 The parties shall have each received the opinion of counsel addressed to the Treasury Trust and the Admiral Trust, respectively, substantially to the effect that, based upon certain facts, assumptions, and representations:

6.5.1 The acquisition by the Acquiring Fund of substantially all of the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund by Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

6.5.2 The Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

6.5.3 The Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.

6.5.4 The Acquiring Fund will recognize no gain or loss upon receiving the properties of Acquired Fund in exchange solely for Acquiring Fund Shares.

6.5.5 The adjusted basis to the Acquiring Fund of the properties of Acquired Fund received by Acquiring Fund in the reorganization will be the same as the adjusted basis of those properties in the hands of Acquired Fund immediately before the exchange.

6.5.6 The Acquiring Fund’s holding periods with respect to the properties of Acquired Fund that the Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

6.5.7 The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

6.5.8 The basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the transaction will be the same as the basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefor.

6.5.9 An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the transaction will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefore, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

6.5.10 Pursuant to Section 381 of the Code and Section 1.381(a)-1 of the United States Treasury regulations, the Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the United States Treasury regulations promulgated thereunder.

6.6 All representations and warranties of the Treasury Trust on behalf of the Acquired Fund and the Admiral Trust on behalf of the Acquiring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

6.7 The Admiral Trust on behalf of the Acquiring Fund and the Treasury Trust on behalf of the Acquired Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement, on or before the Closing Date.

7. BROKERAGE FEES AND EXPENSES

7.1 The Admiral Trust on behalf of the Acquiring Fund and the Treasury Trust on behalf of the Acquired Fund each represent and warrant to the other that it has no obligations to pay any brokers or finders fees in connection with the transactions provided for herein.

7.2 Each party to this Agreement shall bear its own expenses in connection with carrying out the terms of this Agreement.

8. TERMINATION

This Agreement may be terminated by the mutual agreement of the Admiral Trust and the Treasury Trust. In addition, this Agreement may be terminated as follows at or prior to the Closing Date:

(a) the Treasury Trust on behalf of the Acquired Fund may terminate this Agreement as it pertains to the Acquired Fund by resolution of the Board of Trustees of the Treasury Trust if, in the good faith opinion of such Board, proceeding with the Agreement is not in the best interests of the Acquired Fund or the shareholders of the Acquired Fund.

(b) the Admiral Trust on behalf of the Acquiring Fund may terminate this Agreement as it pertains to the Acquiring Fund by resolution of the Board of Trustees of the Admiral Trust if, in the good faith opinion of such Board, proceeding with the Agreement is not in the best interests of the Acquiring Fund or the shareholders of the Acquiring Fund.

[Agreement Continues on Next Page]

9. AMENDMENTS

This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of the Treasury Trust and the Admiral Trust.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer and its seal to be affixed thereto and attested by its Secretary or Assistant Secretary.

ATTEST	VANGUARD TREASURY FUND
ACTING ON BEHALF OF ITS SERIES
VANGUARD TREASURY MONEY MARKET
FUND

/S/ HEIDI STAM	/S/ F. WILLIAM MCNABB III
Name: Heidi Stam	Name: F. William McNabb III
Title: Secretary	Title: President, Chief Executive Officer, and Trustee

ATTEST	VANGUARD ADMIRAL FUNDS
ACTING ON BEHALF OF ITS SERIES
VANGUARD ADMIRAL TREASURY MONEY
MARKET FUND

/S/ HEIDI STAM	/S/ F. WILLIAM MCNABB III
Name: Heidi Stam	Name: F. William McNabb III
Title: Secretary	Title: President, Chief Executive Officer, and Trustee